Exhibit (10)(l)(ii)

SECOND AMENDMENT

OF

McDONALD’S CORPORATION SEVERANCE PLAN

The McDonald’s Corporation Severance Plan (the “Plan”), as adopted effective January 1, 2008, and as subsequently amended, is hereby further amended, effective upon execution, as set for the below:

I.

By substituting the following for the first sentence of Article VIII of the Plan:

The Plan shall be administered by the Plan Administrator, which shall be a Committee consisting of three (3) or more officers of McDonald’s Corporation or McDonald’s USA, LLC appointed by the Chief Executive Officer of McDonald’s Corporation. The Chief Executive Office of McDonald’s Corporation shall also designate one member of the Committee to serve as the Chair of the Committee.

II.

By substituting the following for Article X of the Plan:

ARTICLE X.

Amendment and Termination

McDonald’s Corporation reserves the right to amend the Plan from time to time or to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount of Severance Benefits payable to any Qualifying Employee whose Termination Date has already occurred, who has signed and not revoked or rescinded a Release Agreement required by Section 6.1, and who has completed all other applicable paperwork on or before the effective date of such amendment or termination. Notwithstanding the foregoing, the Plan Administrator may amend or modify the terms of the Plan hereunder (i) to the extent necessary or advisable to comply with or obtain the benefits or advantages under the provisions of applicable law, regulations or rulings or requirements of the Internal Revenue Service or other governmental agency or of changes in such law, regulations, rulings or requirements (including, without limitation, any amendment necessary to comply with or secure an exemption from Section 409A of the Code) or (ii) to adopt any other procedural or cosmetic amendment that does not materially change the benefits to Qualifying Employees or materially increase the cost of the benefits provided hereunder. No person may amend this Plan in a manner that would subject any Covered Employee to taxation of his or her Severance Pay or any other Severance Benefits under Section 409A(a)(1) of the Code.

III.

Except as herein amended, the Plan shall remain in full force and effect.

Executed in multiple originals this 5th day of December, 2011.

McDONALD’S CORPORATION

By	/s/ Gloria Santona
Gloria Santona
Its:	Corporate Executive Vice President,
General Counsel and Secretary

and

By	/s/ Richard Floersch
Richard Floersch
Its:	Corporate Executive Vice President
and Chief Human Resources Officer